Exhibit 99.1

XOMA Reports Third Quarter 2022 Financial Results and Highlights Recent Operational Events

Received first recurring royalty-style payment from Roche related to faricimab, its newly launched therapy for wet age-related macular degeneration (wAMD) and diabetic macular edema (DME). First five months of sales in the U.S. and initial sales in Japan resulted in a $0.5 million cash payment to XOMA.

Paid $3.0 million milestone to Affitech S.A. triggered by the European Commission’s approval of Roche’s VABYSMO® (faricimab-svoa) for the treatment of wAMD and DME.

Received $2.5 million milestone payment from Kuros triggered by the completion of Regeneron’s acquisition of Checkmate Pharmaceuticals.

Ended the third quarter of 2022 with cash of $78.3 million and no debt on its balance sheet.

EMERYVILLE, Calif., November 3, 2022 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA), a biotech royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of advancing novel therapeutic candidates aimed at improving human health, reported its third quarter 2022 financial results and provided a recent operations update.

“The third quarter was a turning point for XOMA as a royalty and milestone aggregator. Less than one year after we acquired the 0.5% economic interest in VABYSMO® sales, we have received our first commercial payment from Roche. The therapy is now available to retinal specialists and their patients in three important markets - the U.S., EU, and Japan,” stated Jim Neal, Chairman and Chief Executive Officer of XOMA. “Separately, as a result of a monetization transaction we closed in 2021 with Kuros Biosciences associated with vidutolimod, which was being developed by Checkmate Pharmaceuticals, we received a $2.5 million payment as Regeneron completed its acquisition of Checkmate. We look forward to additional business and clinical milestone achievements from our partners as they advance their assets.”

Financial Results

XOMA recorded total revenues of $0.5 million for the third quarter of 2022 and $0.9 million for the third quarter of 2021. The decrease for the three months ended September 30, 2022, as compared to the same period in 2021, was primarily due to $0.5 million of milestone revenue recognized in the third quarter of 2021 under XOMA’s license agreement with Compugen.

Research and development (“R&D”) expenses were $29,000 and $30,000, respectively, for the third quarters of 2022 and 2021.

General and administrative (“G&A”) expenses were $4.8 million for the third quarter of 2022, compared to $4.3 million for the third quarter of 2021. The additional $0.5 million during the third quarter of 2022 reflects increased consulting and legal expenses associated with deal costs.

In the third quarter of 2022, G&A expenses included $0.8 million in non-cash stock-based compensation expense, which was consistent with the third quarter of 2021. XOMA’s net cash used in operations in the third quarter of 2022 was $3.7 million, as compared with $3.1 million during the third quarter of 2021.

Other income, net was $0.2 million for the third quarter of 2022, compared to other expense, net of $1.1 million in the corresponding quarter of 2021. The fluctuation in other income (expense), net between the quarters ended September 30, 2022 and 2021, is primarily due to the change in the fair value of equity securities XOMA holds in Rezolute, Inc.

Net loss for the third quarter of 2022 was $4.2 million, compared to net loss of $4.4 million for the third quarter of 2021.

On September 30, 2022, XOMA had cash of $78.3 million. In August 2022, XOMA received a $0.5 million cash payment from Roche, representing the first commercial payment for XOMA’s 0.5% commercial interest in the sales of VABYSMO® (faricimab-svoa). The payment was recorded in the Company’s condensed consolidated balance sheet as of September 30, 2022, as a reduction of long-term royalty and commercial payment receivables. On October 17, 2022, the Company paid cash dividends on the 8.625% Series A Cumulative Perpetual Preferred Stock (Nasdaq: XOMAP) equal to $0.53906 per share and cash dividends on the 8.375% Series B Cumulative Perpetual Preferred Stock (Nasdaq: XOMAO) equal to $0.52344 per depositary share. The Company ended December 31, 2021, with cash and restricted cash of $95.4 million. After paying its remaining debt obligations in the second quarter of 2021, XOMA has no debt on its balance sheet. The Company continues to believe its current cash position will be sufficient to fund XOMA’s operations for multiple years.

About XOMA Corporation

XOMA is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA acquires the potential future economics associated with pre-commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. The Company has an extensive and growing portfolio with more than 70 assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about the Company and its portfolio, please visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the timing and amount of potential commercial payments to XOMA and other developments related to VABYSMO® (faricimab-svoa), the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, and XOMA’s cash sufficiency forecast. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will”, “would,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them; and the impact to the global economy as a result of the COVID-19 pandemic. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

As of the date of this press release, all assets in XOMA’s milestone and royalty portfolio, except faricimab, are investigational compounds. Efficacy and safety have not been established. There is no guarantee that any of the investigational compounds will become commercially available.

XOMA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Revenue from contracts with customers	$25	$550	$3,300	$1,094
Revenue recognized under units-of-revenue method	426	390	1,241	1,121

Total revenues	451	940	4,541	2,215

Operating expenses:
Research and development	29	30	125	129
General and administrative	4,794	4,255	15,620	14,922

Total operating expenses	4,823	4,285	15,745	15,051

Loss from operations	(4,372)	(3,345)	(11,204)	(12,836)

Other income (expense), net:
Interest expense	—	—	—	(461)
Loss on extinguishment of debt	—	—	—	(300)
Other income (expense), net	194	(1,091)	76	(449)

Net loss and comprehensive loss	$(4,178)	$(4,436)	$(11,128)	$(14,046)
Less: accumulated dividends on Series A and Series B preferred stock	(1,368)	(1,368)	(4,104)	(3,192)

Net loss available to common stockholders, basic and diluted	$(5,546)	$(5,804)	$(15,232)	$(17,238)

Basic and diluted net loss per share available to common stockholders	$(0.48)	$(0.51)	$(1.34)	$(1.53)

Weighted average shares used in computing basic and diluted net loss per share available to common stockholders	11,447	11,311	11,400	11,279

XOMA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$78,285	$93,328
Restricted cash	—	2,049
Short-term equity securities	443	774
Trade and other receivables, net	16	209
Prepaid expenses and other current assets	997	613

Total current assets	79,741	96,973
Property and equipment, net	8	13
Operating lease right-of-use assets	73	200
Long-term royalty and commercial payment receivables	66,049	69,075
Other assets - long term	260	301

Total assets	$146,131	$166,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$985	$1,072
Accrued and other liabilities	1,208	525
Income taxes payable	—	91
Contingent consideration under royalty purchase agreements and commercial purchase payment agreements	75	8,075
Operating lease liabilities	85	195
Unearned revenue recognized under units-of-revenue method	1,704	1,641
Preferred stock dividend accrual	1,368	1,368

Total current liabilities	5,425	12,967
Unearned revenue recognized under units-of-revenue method – long-term	10,381	11,685
Long-term operating lease liabilities	—	34

Total liabilities	15,806	24,686

Stockholders’ equity:
Preferred Stock, $0.05 par value, 1,000,000 shares authorized:
8.625% Series A cumulative, perpetual preferred stock, 984,000 shares issued and outstanding at September 30, 2022 and December 31, 2021	49	49
8.375% Series B cumulative, perpetual preferred stock, 1,600 shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Convertible preferred stock, 5,003 issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 11,450,823 and 11,315,263 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	86	85
Additional paid-in capital	1,306,606	1,307,030
Accumulated deficit	(1,176,416)	(1,165,288)

Total stockholders’ equity	130,325	141,876

Total liabilities and stockholders’ equity	$146,131	$166,562

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Investor contact:	Media contact:
Juliane Snowden	Kathy Vincent
XOMA	KV Consulting & Management
+1-646-438-9754	+1-310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com